Free Writing Prospectus
Filed pursuant to Rule 433
Dated December 8, 2009
Relating to
Preliminary Prospectus Supplement dated December 8, 2009 to
Prospectus dated October 28, 2008
Registration Statement No. 333-154778
Pricing Term Sheet

Issuer:	Goodrich Corporation

Size:	$300,000,000

Security Type:	Senior Note

Maturity:	March 1, 2020

Coupon:	4.875%

Price to Public:	99.759% of face amount

Yield to maturity:	4.903%

Spread to Benchmark Treasury:	153 bp

Benchmark Treasury:	3.375% due 11/15/2019

Benchmark Treasury Spot and Yield:	100-00+ and 3.373%

Interest Payment Dates:	March 1st and September 1st, commencing September 1, 2010

Redemption Provisions:

Make-whole call	At any time at a discount rate of Treasury plus 25 basis points

Trade Date:	December 8, 2009

Settlement Date:	December 11, 2009 (T+3)

CUSIP:	382388 AW6

Ratings:	Baa2/BBB+/BBB+

Underwriters:	Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
Calyon Securities (USA) Inc.

Banc of America Securities LLC
BNY Mellon Capital Markets, LLC
Credit Suisse Securities (USA) LLC
J.P. Morgan Securities Inc.
RBS Securities Inc.
UBS Securities LLC
Wells Fargo Securities, LLC
A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. at 1-877-858-5407, Deutsche Bank Securities Inc. at 1-800-503-4611 or Calyon Securities (USA) Inc. at 1-866-807-6030.
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